Exhibit 99.1

GAMING AND LEISURE PROPERTIES ENTERS
INTO AGREEMENTS WITH PENN NATIONAL GAMING

WYOMISSING, PA. — March 27, 2020 — Gaming and Leisure Properties, Inc. (NASDAQ: GLPI) (“GLPI” or “the “Company”), today announced that it has reached agreements with Penn National Gaming, Inc. (PENN: Nasdaq) (“Penn National”) wherein the Company will acquire the real estate assets of the Tropicana Las Vegas hotel and casino and the land for Penn National’s Morgantown, Pennsylvania development in exchange for an aggregate non-cash rent payment of $337.5 million. The parties will enter into a lease for the Morgantown land which will generate $3 million of initial annual cash rent for GLPI.

In addition, Penn National has agreed to engage in an early renewal for both its master leases with GLPI, which extends their current terms by five years, giving GLPI shareholders enhanced visibility of future cash flows. Furthermore, Penn National is granting GLPI downside protection for any future competitive impact that Penn National’s new Category 4 developments in Pennsylvania may have on the GLPI facilities subject to the Penn National master lease. Penn National will otherwise make cash rent payments for its obligations to GLPI including cash rent in April, September, November, and December. Pursuant to the agreement, GLPI has granted Penn National an option to acquire the operations of Hollywood Casino Perryville, one of it’s taxable REIT subsidiary (TRS) properties, subject to the execution of a lease agreement with Penn National.

Tropicana Las Vegas is situated on a 35-acre land parcel at the corner of Tropicana Boulevard and Las Vegas Boulevard, approximately 2.5 miles from McCarran International Airport on the southern end of the Las Vegas Strip. Penn National will continue to operate the Tropicana Las Vegas subject to a cancelable lease with nominal rent whereby Penn National assumes all carry costs for GLPI's benefit and will receive a share of the net upside over a threshold to the extent a sale of the property occurs within 24 months. GLPI plans to explore all options with respect to the Tropicana Las Vegas to create and deliver value to its shareholders.

GLPI's Chairman and Chief Executive Officer, Peter Carlino, commented, “This is a win-win agreement that significantly enhances GLPI’s certainty from the master leases with Penn National as it assists Penn National in  meeting its GLPI rent obligations while helping to create a stronger liquidity roadmap for Penn National. Given the rapid onset of closures related to COVID-19, these agreements are structured in a manner that allows both companies to achieve their longer term objectives once the virus and its associated impacts abate.  For GLPI, we are receiving attractive real estate value which represents a prudent and thoughtful approach toward ensuring that our shareholders are made economically whole while positioning Penn National with a healthier runway to navigate the impacts of COVID-19 over the long term. These strategic transactions strengthen the credit support behind GLPI's rent payments, allows GLPI to control a unique and iconic site on the Las Vegas Strip without carrying costs, offers unique protection to the Penn National master lease from potential competitive pressure, and enhances long term cash flow visibility though the lease renewals. We believe the transactions announced today reflect the strong working relationship and continued alignment of interests between GLPI and Penn National as well as our commitment to enhance long-term shareholder value."

The planned transactions are subject to negotiation of definitive agreements in the coming weeks and receipt of necessary approvals. The parties plan to consummate the transaction by April 30.

About Gaming and Leisure Properties
GLPI is engaged in the business of acquiring, financing, and owning real estate property to be leased to gaming operators in triple-net lease arrangements, pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. GLPI expects to grow its portfolio by pursuing opportunities to acquire additional gaming facilities to lease to gaming operators. GLPI also intends to diversify its portfolio over time, including by acquiring properties outside the gaming industry to lease to third parties. GLPI elected

Exhibit 99.1

to be taxed as a REIT for United States federal income tax purposes commencing with the 2014 taxable year and was the first gaming-focused REIT in North America.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, including our expectations regarding future acquisitions and expected 2019 dividend payments. Forward-looking statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “intends,” “may,” “will,” “should” or “anticipates” or the negative or other variation of these or similar words, or by discussions of future events, strategies or risks and uncertainties.  Such forward looking statements are inherently subject to risks, uncertainties and assumptions about GLPI and its subsidiaries, including risks related to the following: the effect of pandemics such as COVID-19 on the business operations of GLPI’s tenants and their continued ability to pay rent in a timely manner or at all; GLPI’s ability to successfully consummate the announced transactions with Penn National, including the ability of the parties to satisfy the various conditions to closing, including receipt of all required regulatory approvals, or other delays or impediments to completing the proposed transactions; the availability of and the ability to identify suitable and attractive acquisition and development opportunities and the ability to acquire and lease those properties on favorable terms; the ability to receive, or delays in obtaining, the regulatory approvals required to own and/or operate its properties, or other delays or impediments to completing acquisitions or projects; GLPI's ability to maintain its status as a REIT; our ability to access capital through debt and equity markets in amounts and at rates and costs acceptable to GLPI; the impact of our substantial indebtedness on our future operations; changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs or to the gaming or lodging industries; and other factors described in GLPI’s Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to GLPI or persons acting on GLPI’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release. GLPI undertakes no obligation to publicly update or revise any forward-looking statements contained or incorporated by reference herein, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

Contact
Investor Relations – Gaming and Leisure Properties, Inc.
Steven T. Snyder	Joseph Jaffoni, Richard Land, James Leahy
610/378-8215	212/835-8500
investorinquiries@glpropinc.com	glpi@jcir.com

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